                                                                    Exhibit 10.6

                           SAFETY FUND NATIONAL BANK
                          THE SAFETY FUND CORPORATION
                                470 Main Street
                         Fitchburg, Massachusetts 01420



                                                          As of February 1, 1994



Christopher W. Bramley
199 West Main Street
Westborough, Massachusetts 01581

     Re:  Amended and Restated Employment Agreement
          -----------------------------------------

Dear Mr. Bramley:

     In recognition of your contribution to the growth and success of The Safety Fund Corporation (the "Holding Company") and its banking subsidiary Safety Fund
                       ---------------
National Bank (the "Bank"), the Holding Company and the Bank desire to amend and
                    ----
restate your Employment Agreement, dated as of February 1, 1994, in the manner set forth below. This Amended and Restated Employment Agreement shall be effective as of February 1, 1994 (the "Effective Date").

                      ARTICLE I:  Employment; Duties, etc.

     1.1 Employment. The Bank hereby agrees to employ you for the purpose of serving as its President and Chief Executive Officer. In your capacity as such officer of the Bank, you shall have the duties, responsibilities, authority and powers set forth in the Bank's By-Laws and charter, shall carry out such duties and responsibilities reasonably appropriate to that office as may from time to time be assigned by the Board of Directors (the "Board") or Executive Committee
                                                 -----
of the Board (the "Executive Committee") and shall report from time to time or
                   -------------------
routinely, upon request, to the Board or Executive Committee as to the current status of any of your assigned duties and responsibilities. You shall also serve as President and Chief Executive Officer of the Holding Company without further or additional compensation, and in such capacity shall carry out such duties and responsibilities reasonably appropriate to that office as may from time to time be assigned by the Board of Directors of the Holding Company (the "Holding Company Board").
 ---------------------

     1.2 Term of Employment. Your employment hereunder shall initially be for two years from the Effective Date. The parties intend that, at any point in time during your employment hereunder, the then-remaining term of your employment under this Letter Agreement shall be two years. Accordingly, the term of your employment shall be automatically extended by one day for each day that you remain employed by the Bank or the

Mr. Christopher W. Bramley
As of February 1, 1994
Page 2


Holding Company. (The last day of such term of your employment, as so extended from time to time, is herein sometimes referred to as the "Expiration Date").
                                                           ---------------

                     ARTICLE II:  Compensation and Benefits

     2.1 Compensation. The Bank shall pay you an annual salary at the rate of not less than $200,000 per year during each year of your employment, or at such higher rate as shall be determined from time to time by the Board. In addition, if the Board increases your annual base salary at any time before the Expiration Date, such increased annual base salary shall become a floor below which your annual base salary shall not fall (other than concurrently with across-the-board salary reductions based on the Bank's financial performance similarly affecting all senior management personnel of the Bank) at any future time during the term of your employment without your written consent. Your salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executives.

     2.2  Certain Specific Employee Benefits.

          (a) Life Insurance. The Bank will provide without cost to you term life insurance with a face amount equal to five times your base salary.

          (b) Retirement Benefits. The Bank will contribute $30,000 during each calendar year you are employed pursuant to this Letter Agreement to fund retirement benefits for you. Such contributions shall be made in accordance with your written instructions to the Bank. To the extent permitted by applicable law and regulations, all your benefits under such plans shall be fully vested as of the date your employment with the Bank first commenced.

          (c) Health Insurance. You and your dependents shall be covered from and after the commencement of your employment hereunder by the Safety Fund health plan; to the extent there is any kind of waiting period for eligibility to join such plan or for preexisting conditions, the Bank shall pay the cost of your COBRA coverage during any interim period.

          (d) Grant of Stock Options. The Holding Company shall grant to you five options ("Stock Options") exercisable for the purchase of an aggregate of
               -------------
25,000 shares (the "Option Shares") of Holding Company Common Stock ("Common
                    -------------                                     ------
Stock").  Each such Stock Option shall be for 5,000 Option Shares, shall be
- -----
granted at the fair market value of the Common Stock as of the date of such grant, and shall remain exercisable for a period of 10 years after the date of such grant. Your right to exercise the Stock Option for the first 5,000 Option Shares shall vest as of January 18, 1994. Stock Options for an additional 5,000 Option Shares shall be granted at the regular January meeting of the Holding Company Board held in each of 1995, 1996, 1997 and 1998. For purposes of this Letter Agreement, the term "Option Shares" shall refer to both to any shares of
                            -------------
Common Stock which you have obtained upon exercise of the Stock Options and to any shares of Common Stock which you

Mr. Christopher W. Bramley
As of February 1, 1994
Page 3


have the right to obtain pursuant to exercise of the Stock Options.

          (e) Club Dues. In addition to other compensation payable to you hereunder the Bank shall pay to you an amount which shall be sufficient, after you have paid state and federal taxes on such amount, to fully compensate you for the cost of your dues as a member of each of the Worcester Country Club and the Fay Club in Fitchburg.

     2.3 "Standard" Employee Benefits. In addition to the benefits set forth in Section 2.2 hereof, you shall be entitled to participate in the Bank's other employee fringe benefit plan(s) and arrangements as in effect as of the date hereof and from time to time during the term of your employment (including, but not limited to, participation in any pension, profit sharing or stock bonus plan adopted by the Bank or the Holding Company, and all group life, health, disability and other insurance) and any substitute or additional plans, policies or arrangements made available in the future to the executives and other senior management employees of the Bank or the Holding Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements. Nothing paid to you under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to you as described in this Letter Agreement.

     2.4 Incentive Compensation. As of the Effective Date, neither the Bank nor the Holding Company had any formal incentive compensation plan. However, you have indicated that you intend to submit to the Board an incentive plan for senior management. Payments under the proposed incentive compensation plan may be tied to return on equity, return on assets, or other measures of Bank or Holding Company performance. The Board commits to negotiate in good faith the terms of an incentive compensation plan upon your submission of such a plan. The details of any such plan shall be remitted to the discretion of the Board. If the Bank or the Holding Company adopts a program of incentive compensation for its senior officers generally, you shall be entitled to receive, in addition to a basic salary payable under Section 2.1, payments under such incentive compensation bonus program (as in effect from time to time), in such amounts as are approved by the Board based on recommendations of the Human Resources Committee.

     2.5 Reimbursement of Expenses; Automobile. You shall be reimbursed by the Bank for reasonable business expenses incurred by you incident to your employment hereunder upon presentation of appropriate vouchers, receipts and other supporting documents required by the Bank. In addition the Bank shall pay to you an automobile allowance of $1,000 per month and shall reimburse you for gasoline and other operating and maintenance expenses for the automobile, as well as expenses relating to a cellular telephone for such automobile.

     2.6 Vacations; Holidays; Sick Time. You shall be entitled to vacation in accordance with the Bank's standard policy for its senior executive officers but no less than four

Mr. Christopher W. Bramley
As of February 1, 1994
Page 4


(4) weeks' vacation during each year of your employment, such vacation to be taken at such times and intervals as shall be mutually agreed by you and the Bank. You shall continue to receive your full salary during such times as you may be on vacation. You shall be entitled to paid legal holidays in accordance with the existing policies of the Bank, as in effect from time to time. You shall be entitled to sick leave in accordance with the existing policies of the Bank for senior executive officers, as in effect from time to time (but in no event fewer than the number of days of sick leave per year to which you were entitled as of the Effective Date).

                       ARTICLE III:  Death and Disability

     3.1 Death. In the event of your death during the term of your employment under this Letter Agreement, the Bank shall immediately pay to your designated beneficiary any salary accrued but unpaid as of the date of your death. In addition, for a period of one year after your death, the Bank shall continue to provide the medical insurance coverage which was in effect at the time of your death (subject only to revisions to such coverage which apply to all covered employees and their families) and shall pay to your designated beneficiary compensation, at a rate equal to 100% of the compensation which would otherwise be payable to you pursuant to Section 2.1 hereof during the first six months of such one year period and at a rate equal to 50% of the compensation which would otherwise be payable to you pursuant to Section 2.1 hereof during the remaining months of such period. Upon payment of the aforementioned sums, all obligations of the Bank and the Holding Company to make further salary payments shall terminate. This provision shall not be construed to negate any rights you may have to death benefits under any employee benefit or welfare plan of the Bank in which you may from time to time be a participant or under any other written agreement with the Bank or the Holding Company which specifically provides for such benefits.

     3.2 Disability. If during the term of your employment you become disabled for such period of time and under circumstances which entitle you to receive disability benefits under the terms of the long-term disability insurance policy then maintained for you by the Bank or the Holding Company, then all obligations of the Bank and the Holding Company to pay you your salary and provide you with other employment related fringe benefits hereunder shall cease as of the date benefits first become payable under such disability policy ("Long Term
                                                             ---------
Disability Date"), except that you shall continue to be covered by the Bank's
- ---------------
medical insurance and life insurance policies until the first anniversary of the Long Term Disability Date. Prior to the Long Term Disability Date, the Bank shall continue to pay you your annual salary in usual installments and you shall continue to receive all other employment related fringe benefits due to you in accordance with this Letter Agreement. At any time from and after the Long Term Disability Date, each of the Board and the Holding Company Board, each acting in its discretion, may elect to terminate your employment hereunder by reason of such disability; provided, however that (i) any such termination shall not affect the Bank's obligation to continue to provide you with medical and life insurance benefits in

Mr. Christopher W. Bramley
As of February 1, 1994
Page 5


accordance with the first sentence of this Section 3.2, and (ii) in the event that your employment has been terminated pursuant to this Section 3.2 and, before the first anniversary of the Long Term Disability Date, the long-term insurance carrier discontinues making disability payments to you because of a determination that you are no longer disabled, the Bank shall, as of the date such payments ceased, resume paying you the full amount of the compensation which would have been payable to you under Section 2.1 if your employment hereunder had not been terminated because of disability, such payments to continue until the first anniversary of the Long Term Disability Date.

                 ARTICLE IV:  Certain Conditions of Employment

     4.1 Duty to Perform Services. You shall devote your full business and productive time, ability and attention to rendering services hereunder to the Bank, the Holding Company and their respective subsidiaries and affiliates (collectively, the "Holding Company Affiliates"), and shall exert your best
                    --------------------------
reasonable efforts in the rendering of such services. This provision shall not prohibit you from:

          (a)  making passive investments;

          (b) serving on the board of directors of any charitable or civic organization, provided that you shall not render any material services with respect to the operations or affairs of any such company other than those typically rendered by a director; or

          (c) engaging in religious, charitable or other community or non-profit activities which do not impair your ability to fulfill your duties and responsibilities under this Letter Agreement.

You agree that in the rendering of all services to the Holding Company Affiliates and in all aspects of your employment, in connection with your duties as an officer of any Holding Company Affiliate, you will comply with all reasonable directives, policies, standards and regulations from time to time established by the Holding Company Affiliates.

     4.2 Confidential Information. Unless you shall first secure the Bank's consent, you shall not disclose or use, at any time either during or subsequent to the term of your employment under this Letter Agreement, except as required by your duties to the Bank or the Holding Company, any secret or confidential information of the Bank or any Holding Company Affiliate of which you become informed during your employment, whether or not developed by you. The term "confidential information" includes, without limitation, financial information,
 ------------------------
business plans, customer lists, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management and/or the Board of the Bank or any Holding Company Affiliate, but does not include any information which has become part of the public domain by means other than your non-observance of

Mr. Christopher W. Bramley
As of February 1, 1994
Page 6


your obligations hereunder.

     4.3 Ethical Behavior. Upon termination of your employment for any reason, you shall act at all times in an ethical manner with respect to the Bank and the Holding Company Affiliates. Without limiting the generality of the foregoing, you will not make any disparaging comments about any Holding Company Affiliates, the Bank or any of their customers, officers, directors, employees, agents, affiliates, operations or financial condition.

                ARTICLE V:  Termination and Termination Benefits

     5.1 Termination of Employment for Cause. Your employment by each of the Bank and the Holding Company hereunder may be terminated for "Cause" forthwith at any time by a vote of a majority of the members of the Board or the Holding Company Board then in office, and after fourteen days' written notice and opportunity to be heard by the such board. All obligations of the Bank and the Holding Company to pay your salary and other compensation and benefits (other than accrued salary and benefits) shall terminate on the effective date of any termination of your employment for Cause. For purposes of this Letter Agreement a termination shall be a termination for "Cause" only if the termination is for one or more of the following:

          (a) willful or gross neglect of duties for which employed (other than on account of a medically determinable disability which renders you incapable of performing such services);

          (b) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Bank or the Holding Company;

          (c)  conviction of a felony involving a crime of moral turpitude;

          (d)  willfully engaging in violations of material banking regulations;
or

          (e) willfully engaging in conduct materially injurious to the Bank or the Holding Company in violation of the covenants contained in this Letter Agreement.

     Termination pursuant to this Section 5.1 shall be without prejudice to any other right or remedy to which the Bank or the Holding Company may be entitled either at law, in equity or under this Letter Agreement.

     5.2 Termination by Executive. You shall have the right to terminate your employment hereunder effective immediately by written notice to the Board and the Holding Company Board and, from and after the effective date of such termination, to receive the benefits described in Section 5.4 if any of the following events shall occur:

Mr. Christopher W. Bramley
As of February 1, 1994
Page 7


          (a) Failure of the Board to elect you to the office of Chief Executive Officer of the Bank or to continue you in such office (other than a failure to elect or to continue you in such office by reason of your disability, as described in Section 3.2 and other than a failure to elect or to continue you in such office by reason of your termination for Cause); or

          (b) Failure of the Holding Company Board to elect you to the office of Chief Executive Officer of the Holding Company or to continue you in such office (other than a failure to elect or to continue you in such office by reason of your disability, as described in Section 3.2 and other than a failure to elect or to continue you in such office by reason of your termination for Cause); or

          (c) Failure by the Bank or the Holding Company to comply with the provisions of Section 2.1, or material breach by the Bank or the Holding Company of any other provision of this Letter Agreement.

     5.3  Termination Without Cause.

          (a) The Board, by a vote of a majority of the members then in office, may terminate your employment with the Bank without cause on written notice to you. The Holding Company Board, by a vote of a majority of the members then in office, may terminate your employment with the Holding Company without cause upon written notice to you. From and after the effective date of any such termination, you shall be entitled to receive the benefits described in Section
5.4. Termination by reason of disability shall be governed solely by the provisions of Section 3.2 hereof and not by the provisions of this Section 5.3(a).

          (b) You may voluntarily terminate your employment with the Bank and the Holding Company upon written notice to the Board and the Holding Company Board.

     5.4 Certain Termination Benefits. In the event of termination of your employment pursuant to Sections 5.2 or 5.3(a), you shall be entitled to the following benefits:

          (a)  The Bank shall continue to pay you your annual salary pursuant to
Section 2.1 in usual installments to for the period subsequent to the date of termination of your employment until the Expiration Date.

          (b) For the period subsequent to the date of termination of your employment until the Expiration Date, you shall continue to receive all benefits described in Sections 2.2, 2.3 and 2.4 above existing on the date of termination (except for payments under any cash bonus plans, which shall be pro-rated through the date of termination). For purposes of application of such benefits you shall be treated as if you had remained in the employ of the Bank, with an annual salary at the rate in effect on the date of termination, and service credits will continue to accrue during such period as if you had remained in the employ of

Mr. Christopher W. Bramley
As of February 1, 1994
Page 8


the Bank.

          (c) If, in spite of the provisions of Section 5.4(b) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to you, or to your dependents, beneficiaries or estate, because you are no longer deemed to be an employee of the Bank, the Bank itself shall pay or provide for payment of such benefits and service credits for such benefits to you, or to your dependents, beneficiaries or estate.

       ARTICLE VI:  Payment of Benefits After Certain Changes in Control

     6.1 Purpose. In order to allow you to consider the prospect of a Change in Control (as defined in Section 6.3) in an objective manner and in consideration of the services rendered and to be rendered by you to the Bank, the Bank is willing to provide, subject to the terms of this Letter Agreement, certain severance benefits to protect you from the consequences of a Terminating Event (as defined in Section 6.4) occurring subsequent to a Change in Control.

     6.2 Severance Payment. In the event a Terminating Event occurs within three (3) years after a Change in Control, the Bank shall pay to you an amount equal to $400,000.

     6.3 "Change in Control" Defined. For the purposes of this ARTICLE VI, Change in Control shall mean the occurrence of one or more of the following events:

          (a) after the Effective Date, any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes a "beneficial owner" (as such term is defined in Rule
      --------
13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Holding Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Holding Company or the Bank, as the case may be;

          (b) within two years after a tender offer or exchange offer for voting securities of the Holding Company (other than by the Holding Company), the individuals who were directors of the Holding Company immediately prior thereto shall cease to constitute a majority of the Holding Company Board;

          (c) within two years after a merger, consolidation or sale of assets involving the Holding Company, or a contested election of a Holding Company director, or any combination of the foregoing, the individuals who were directors of the Holding Company immediately prior thereto shall cease to constitute a majority of the Holding Company Board;

          (d) the stockholders of the Holding Company or the Bank approve a merger or consolidation of the Holding Company or the Bank with any other bank or corporation, other than (X) a merger or consolidation which would result in the voting securities of the

Mr. Christopher W. Bramley
As of February 1, 1994
Page 9


Holding Company or the Bank (as the case may be) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Holding Company or the Bank or such surviving entity outstanding immediately after such merger or consolidation, or (Y) a merger or consolidation effected to implement a recapitalization of the Holding Company or the Bank (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power then-outstanding securities of the Holding Company or the Bank, as the case may be;

          (e) if there has occurred a change in control which the Holding Company would be required to report in response to Item 1 of Form 8-K promulgated under the 1934 Act, or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes;

          (f) the stockholders of the Holding Company approve a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of the Holding Company's assets, other than a corporate reorganization in which the Holding Company is dissolved or liquidated and the shareholders of the Holding Company receive in exchange for their interests in the Holding Company equity interests in the Bank in the same relative proportions as they held in the Holding Company; or

          (g) after a dissolution of the Bank in which the shareholders of the Holding Company receive in exchange for their interests in the Holding Company equity interests in the Bank in the same relative proportions as they held in the Holding Company, the stockholders of the Bank approve a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of the Bank's assets, other than a corporate reorganization in which the Bank is dissolved or liquidated and the shareholders of the Bank receive in exchange for their interests in the Bank equity interests in a corporation to which has been transferred substantially all of the assets and liabilities of the Bank in the same relative proportions as they held in the Bank.

     6.4 "Terminating Event" Defined. A "Terminating Event" shall mean any of the following:

          (a) termination by the Bank or the Holding Company of your employment with the Bank or the Holding Company for any reason other than (i) death, disability, or Cause (as defined in Section 5.1), or

          (b) your resignation from the employ of the Bank and the Holding Company while you are not receiving payments or benefits hereunder by reason of your disability, subsequent to the occurrence of any of the following events:

Mr. Christopher W. Bramley
As of February 1, 1994
Page 10


               (1) a reduction of your annual compensation (as described in Section 2.1 above) except for across-the-board salary reductions based on the Bank's financial performance similarly affecting all senior management personnel of the Bank and all senior management personnel of any person in control of the Bank;

               (2) a significant change in the nature or scope of your responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by you immediately prior to the Change in Control; or

               (3) a reasonable determination by you that, as a result of a Change in Control, you are unable to exercise the responsibilities, authorities, powers, functions or duties exercised by you immediately prior to such Change in Control; or

               (4) the failure by the Bank or the Holding Company to continue in effect any material compensation, incentive, bonus or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank or the Holding Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control; or

               (5) the failure by the Bank or the Holding Company to continue to provide you with benefits substantially similar to those available to you under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which you were participating at the time of the Change in Control, or the taking of any action by the Bank or the Holding Company which would directly or indirectly materially reduce any of such benefits (it being understood that increases in co-payment requirements for health and similar benefit plans shall not be deemed to be material reductions in benefits if such increases are imposed in a similar manner on all senior officers), or the failure by the Bank to provide you with the number of paid vacation days to which are entitled on the basis of years of service with the Bank in accordance with the Bank' normal vacation policy in effect at the time of the Change in Control;

               (6) the failure of the Holding Company or the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement; or

               (7)  the occurrence of any of the events specified in Section
     5.2.

     6.5 Limitation on Benefits. (a) It is the intention of the parties that no payments to

Mr. Christopher W. Bramley
As of February 1, 1994
Page 11


or for your benefit under this Letter Agreement or any other agreement or plan pursuant to which you are entitled to receive payments or benefits shall be non-deductible to the Bank or the Holding Company (as the case may be) by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to parachute payments. Accordingly, and notwithstanding
      ----
any other provision of this Letter Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Bank or the Holding Company for Federal income tax purposes, such payments shall be reduced to the maximum amount which can be deducted by the Bank or the Holding Company. To the extent that payments exceeding such maximum deductible amount have been made to or your beneficiary, you or your beneficiary shall refund such excess payments to the Bank or the Holding Company (as applicable) with interest thereon at the Applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Bank or the Holding Company by reason of the operation of said
Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, you shall determine which method shall be followed, provided that if you fail to make such determination within forty-five days after the Bank or the Holding Company has sent you written notice of the need for such reduction, the Bank or the Holding Company may determine the method of such reduction in its sole discretion.

          (b) If any dispute between the Bank or the Holding Company and you as to any of the amounts to be determined under Section 6.5(a), or the method of calculating such amounts, cannot be resolved by you and the Bank (or the Holding Company), either the Bank (or the Holding Company, as applicable) or you after giving three days written notice to the other, may refer the dispute to a partner of a firm of independent certified public accountants selected jointly by you and the Bank or the Holding Company (other than the independent certified public accountants then engaged to audit the books of the Bank or the Holding Company). The determination of such partner as to the amount to be determined under Section 6.5(a) and the method of calculating such amounts shall be final and binding on all parties to this Letter Agreement. The Bank shall bear the costs of any such determination.

     6.6 Applicability of Change in Control Provisions. (a) If there is a Change in Control while you remain actively employed by the Bank or the Holding Company (or by any successor to the liabilities or obligations thereof) pursuant to the terms of this Letter Agreement, the provisions of this ARTICLE VI shall apply and shall continue to apply for a three year period following the Change in Control, and the provisions of this ARTICLE VI shall continue to apply regardless of whether this Letter Agreement is terminated.

          (b) The provisions of this ARTICLE VI shall terminate upon the earliest of (i) the termination of your employment by the Bank or the Holding Company because of death, disability or for Cause (as defined in Section 5.1),
(ii) your resignation or termination of employment with the Bank or the Holding Company for any reason prior to a Change in

Mr. Christopher W. Bramley
As of February 1, 1994
Page 12


Control, and (iii) your resignation or termination of employment after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 6.4 of this Letter Agreement.

                          ARTICLE VII:  Miscellaneous

     7.1 Assignment. You may not make any assignment of this Letter Agreement or any interest herein without the prior written consent of the Bank and the Holding Company, and without such consent any attempted transfer shall be null and void and of no effect. The Holding Company shall have the right to assign this Letter Agreement to another Holding Company Affiliate provided that the Holding Company remains liable to you for the obligations of such Affiliate.

     7.2 Withholding. All payments to be made by the Bank or the Holding Company to you under this Letter Agreement shall be reduced by any tax or other amounts required to be withheld by the Bank or the Holding Company under applicable law.

     7.3 Notices. Any notices, requests, demands and other communications provided for by this Letter Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to you at the last address you have filed in writing with the Bank or, in the case of the Bank or the Holding Company, at its main office, attention of the Chairman of the Board, with a copy to Peter W. Coogan, Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts 02109.

     7.4 Arbitration of Disputes. Any dispute, controversy or claim arising out of or relating to this Letter Agreement or the breach or performance thereof shall be settled by arbitration in accordance with the laws of The Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by you, and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Boston, Massachusetts. Such arbitration shall be conducted in the City of Boston in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 7.4. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for you to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of your rights under this Letter Agreement, the Bank shall pay (or you shall be entitled to recover from the Bank, as the case may be) your reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by you of all or a part of any such fees and costs and expenses would be unjust. This provision shall not apply to the calculation to be made in accordance with the procedure set

Mr. Christopher W. Bramley
As of February 1, 1994
Page 13


forth in Section 6.5(b), except in the event that the Bank and you cannot agree on the selection of the accounting partner described in said Section. In no event shall the arbitrators have any authority to award damages other than the payment to you of amounts which should have been paid over to you under this Letter Agreement plus reasonable legal fees and other costs and expenses provided for under this Section 7.4. Without limiting the generality of the foregoing, the arbitrators shall have no authority to award consequential, punitive, multiple or exemplary damages.

     7.5 Governing Law; Binding Effect. This Letter Agreement shall be construed under the laws of The Commonwealth of Massachusetts, and it shall bind and inure to the benefit of the successors, assigns, executors, administrators or personal representatives of the parties.

     7.6 Interpretation. In case any one or more of the provisions contained in this Letter Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Letter Agreement, but this Letter Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.7 Amendment and Waiver. This Letter Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. In the case of the Bank and the Holding Company no amendment, supplement or waiver shall be effective unless it shall have been approved by the Board of the Bank. The waiver by any party of a breach of any provision of this Letter Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

     7.8 Non-Duplication. We do not intend the termination benefits payable under Sections 5.4 and 6.2 to be cumulative. To the extent that, but for this
Section 7.8, you would be entitled at any time to receive compensation under both of such Sections, you shall inform the Bank of the Section pursuant to which you wish to be compensated and you shall forfeit any entitlement to receive compensation pursuant to any other Section hereunder.

     7.9 Operation of Law on Bank's Obligations. In the event that the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or any other governmental entity promulgates any statute, rule, regulation, policy or order which restricts or prohibits the Bank or the Holding Company from making payments to you under this Letter Agreement, then the obligations of the affected party to make payments to you (or your beneficiary) hereunder shall terminate or be restricted or suspended (consistent with such law, regulation, policy or order) for so long as such restriction or prohibition rule continues to apply to such party. Nothing in this Letter Agreement is intended to require or shall be construed as requiring the Bank or the Holding Company to do or fail to do any act in violation of any applicable law, regulation, policy or order.

Mr. Christopher W. Bramley
As of February 1, 1994
Page 14


     7.10 Co-Payments. Notwithstanding any other provision of this Agreement, the Bank shall have the right to increase the co-payments it requires you to pay for health and similar benefit plans so long as similar increases are imposed in a similar manner on all senior officers.

     7.11 Effect on Prior Understandings. This Letter Agreement is intended to supersede and replace in its entirety all previous understandings among the parties with respect to your employment.

     7.12 Counterparts. This Letter Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

     I would appreciate your executing and returning to me the enclosed copy of this Letter Agreement to confirm that the foregoing represents our mutual understanding.

                              Very truly yours,

                              THE SAFETY FUND CORPORATION


                              By:    Thomas P. Kelley
                                 ------------------------------------------
                              Title: Chairman, Board of Directors
                                    ---------------------------------------

                              SAFETY FUND NATIONAL BANK


                              By:    Thomas P. Kelley
                                 ------------------------------------------
                              Title: Chairman, Board of Directors
                                    ---------------------------------------

Accepted and Agreed to:


   Christopher W. Bramley
- -----------------------------
Christopher W. Bramley